EXHIBIT 99.1

Clearfield Reports Fiscal Second Quarter 2020 Results

  Topline Growth Driven by 66% Increase in National Carrier Revenue and 75% Increase in MSO Revenue over the prior year quarter; offset by decreases in International Sales

  Orders in Backlog increased 61% to $9.3 million over the prior quarter

  Continued Execution on Operational Effectiveness Initiatives Produces Near 40% Gross Profit Margin, the Highest Quarterly Level in Two Years

  Fiscal Year 2020 Financial Guidance Suspended Due to COVID-19

MINNEAPOLIS, April 23, 2020 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communication service providers, reported results for the fiscal second quarter and first half of fiscal 2020 ended March 31, 2020.

Fiscal Q2 2020 Financial Summary
(in millions except per share data and percentages)	Q2 2020	vs. Q2 2019	Change	Change (%)
Net Sales	$20.4	$19.1	$1.3	7%

Gross Profit ($)	$8.2	$7.0	$1.1	16%
Gross Profit (%)	39.9%	36.8%	3.1%	9%

Income from Operations	$0.7	$0.3	$0.4	142%
Income Tax Expense	$0.2	$0.1	$0.1	92%

Net Income	$0.75	$0.37	$0.38	103%
Net Income per Diluted Share	$0.05	$0.02	$0.03	150%

Fiscal Q2 YTD 2020 Financial Summary
(in millions except per share data and percentages)	2020 YTD	vs. 2019 YTD	Change	Change (%)
Net Sales	$39.8	$39.2	$0.6	2%

Gross Profit ($)	$15.9	$15.0	$0.9	6%
Gross Profit (%)	39.9%	38.2%	1.7%	4%

Income from Operations	$1.1	$1.5	$(0.3)	-24%
Income Tax Expense	$0.3	$0.4	$(0.1)	-21%

Net Income	$1.2	$1.4	$(0.13)	-9%
Net Income per Diluted Share	$0.09	$0.10	$(0.01)	-10%

Management Commentary on 1st Half Performance
“The second quarter was a strong performance period for Clearfield, as we achieved $20.4 million in revenue, 7% over the prior year quarter,” said Company President and CEO Cheri Beranek. “This growth trajectory is consistent with our expectations and was driven by strong contributions from our National Carrier and MSO markets, which were up 66% and 75% over the same period, respectively.

“In addition to our growth drivers, we realized another quarter of solid gross profit margin at nearly 40%, which is the highest level we’ve reached in two years. This achievement reflects the success of the operational efficiency initiatives we’ve implemented across the organization, particularly the cost reduction efforts across our product lines and greater use of our manufacturing plant in Mexico. We also saw a healthy increase in our order backlog in Q2, which increased 62% from the same year-ago period to $9.3 million.

“During the quarter, we introduced the StreetSmart portfolio of fiber management products to support 5G small cell densification. Serving as the demarcation point between the backhaul fiber provider and the mobile network operator, the StreetSmart Fiber Hand-Off Box creates a secure, carrier-class separation between wireline and wireless fiber connections.  All of us have experienced changes in our personal and professional lives as a result of the COVID-19 pandemic. The way we live, work, learn, and spend leisure time have shifted markedly over the last several weeks, reinforcing the need for higher bandwidth and connectivity. From our vantage point, including conversations with customers and other industry participants over the last several weeks, 5G builds are still committed, and we’ve even seen some Tier 1 players increase their 5G-related capital expenditure budgets for this year. Further, the need for high-speed broadband at the home and business, is enhancing take rates and spurring competition.”

Management Commentary on the effect of the Pandemic on the Company
“Due to the critical role Clearfield’s solutions play in supporting the communications infrastructure, Clearfield operations have been classified as critical sector work,” said Cheri Beranek, Clearfield President and CEO. “We have continued to be fully operational since the beginning of 2020 despite the unprecedented global business closures and slowdown caused by COVID-19.

“We continue with production operations in both our U.S. and Mexican manufacturing facilities and have established multiple contingency plans in the event our ability to operate is diminished or eliminated at either location.  Currently, our production operations are working at normal capacity while adhering to state and federal government social distancing guidelines. We dual source the majority of our components and, as of now, most of our supply chain partners remain operational and continue to provide the necessary components for our products.

“We have increased our inventory stocking position in each plant to ensure dual manufacturing sites.  We have invested in additional manufacturing equipment and personnel to provide alternative capacity in one location or the other should we have an illness outbreak in one or both of our production sites. We are providing hazard pay and productivity bonuses and have re-laid out our plant floor to allow for social distancing. In addition, we have established a COVID-task force among the production workforce to ensure all health needs are being addressed.

“However, these are highly uncertain times and the pandemic will undoubtedly create circumstances beyond our immediate control.  Our contingency plans may not be sufficient to meet customer demand and could result in a potentially significant increase in manufacturing costs.

“Due to these economic uncertainties, we received a $3.7 million loan under the Payroll Protection Program ('PPP') within the Coronavirus Aid Relief and Economic Security ('CARES') Act. The loan bears interest at a fixed rate of 1% and will be forgiven if Clearfield meets certain conditions, which we expect to do at this time. The PPP loan provides us with an additional layer of financial protection to continue employing all of our team members through this period of significant uncertainty.

“As we move through the fiscal third quarter, our non-production employees are all working remotely.  We are actively promoting and demonstrating our product solutions through video conferencing and other methods.  At no time in our history has it been more apparent that broadband connectivity is crucial to business success.

“We believe we have the right plan and foundation in place to ensure we are able to successfully navigate these uncertain times. We remain confident that our industry-leading solutions and world class team will enable us to capitalize on the disruptive growth opportunities within the fiber optics industry.”

Financial Results for the Quarter Ended March 31, 2020
Net sales for the second quarter of fiscal 2020 increased 7% to $20.4 million from $19.1 million in the same year-ago quarter. The increase in revenue was primarily due to higher sales in the Company’s National Carrier and MSO markets, offset by lower sales in the Company’s international market.

Gross profit increased 16% to $8.2 million, or 39.9% of revenue, from $7.0 million, or 36.8% of revenue, in the fiscal second quarter of 2019. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit percent was due to cost reduction efforts across the Company’s product lines, including greater use of its Mexico manufacturing plant and efficiencies realized from supply chain programs.

Operating expenses were $7.4 million, an increase of 10% compared to $6.7 million in the same year-ago quarter. The increase in operating expenses was primarily due to the continued expansion of sales resources and the costs associated with product testing required for Tier 1 certification.

Income from operations was $720,000 in the second quarter of fiscal 2020, in comparison to $297,000 in the same year-ago quarter. Income tax expense increased from $99,000 in the second quarter of 2019 to $190,000 in the second quarter of fiscal 2020. In the second quarter of fiscal 2020, net income was $748,000, or $0.05 per diluted share, in comparison to $368,000, or $0.02 per diluted share, in the same year-ago quarter.

During the quarter ended March 31, 2020, cash, cash equivalents and investments increased to $48.4 million from $46.8 million at the end of the prior quarter. During the quarter, we repurchased 41,796 shares of our common stock for an aggregate value of approximately $429,000. To further ensure our financial stability during these uncertain times, we have suspended our share repurchase plan.

Order backlog (defined as purchase orders received but not yet fulfilled) at March 31, 2020 increased 61% to $9.3 million from $5.8 million at December 31, 2019 and increased 62% from $5.7 million at March 31, 2019.

Financial Results for the Six Months Ended March 31, 2020
Net sales increased 2% to $39.8 million for the six months ended March 31, 2020 from $39.2 million during the same period in fiscal 2019. The increase in revenue was primarily due to higher sales in the Company’s National Carrier and MSO markets, offset by slightly lower sales in the Company’s community broadband and international markets.

Gross profit was $15.9 million, or 39.9% of revenue, for the six months ended March 31, 2020, an increase of 6% from $15.0 million, or 38.2% of revenue, during the same period in fiscal 2019. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit percent was due to cost reduction efforts across the Company’s product lines, including greater use of its Mexico manufacturing facilities and efficiencies realized from supply chain programs.

Operating expenses increased 9% to $14.8 million for the six months ended March 31, 2020 from $13.5 million during the same period in fiscal 2019. The increase in operating expenses was primarily due to increases in compensation expense and the costs associated with product testing required for Tier 1 certification.

Income from operations totaled $1.1 million for the six months ended March 31, 2020 compared to $1.5 million during the same period in fiscal 2019.

Income tax expense was $313,000 for the six months ended March 31, 2020 as compared to $395,000 during the same period in fiscal 2019. Net income totaled $1.2 million, or $0.09 per diluted share, for the six months ended March 31, 2020, a decrease from $1.4 million, or $0.10 per diluted share, during the same period in fiscal 2019.

Fiscal 2020 Financial Outlook
As of April 23, 2020, Clearfield’s revenue outlook remained strong with bookings in the fiscal third quarter of 2020 outpacing the levels realized in the fiscal second quarter of 2020. However, given the uncertainties, we cannot accurately predict the specific extent, or duration, of the impact of COVID-19 on Clearfield’s fiscal 2020 financial results. Recognizing this reality, Clearfield is withdrawing the Company’s fiscal 2020 financial guidance.

Conference Call
Clearfield management will hold a conference call today, April 23, 2020 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, April 23, 2020
Time: 5:00 p.m. Eastern Time (4:00 p.m. Central Time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13702131

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern Time on the same day through May 7, 2020.
U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13702131

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the expected impact of COVID-19 and related economic uncertainty, the Company’s future revenue and operating performance, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the as yet-unknown impact of COVID-19 and related economic uncertainty; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; our expected growth is based upon the expansion of the telecommunications market; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions that could adversely affect future operating results; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our business is dependent on effective management information systems and information technology infrastructure; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; changes in government funding programs may cause our customers and prospective customers to delay or reduce purchases; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2019 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

(Unaudited)			(Unaudited)
Three Months Ended			Six Months Ended
March 31,			March 31,
2020		2019	2020	2019

Revenues	$20,408,509	$19,084,365	$39,786,500	$39,173,515

Cost of sales	12,257,076	12,059,122	23,907,532	24,201,574

Gross profit	8,151,433	7,025,243	15,878,968	14,971,941

Operating expenses
Selling, general and
administrative	7,431,261	6,727,744	14,757,881	13,503,619
Income from operations	720,172	297,499	1,121,087	1,468,322

Interest income	217,725	169,443	440,968	304,580
Income before income taxes	937,897	466,942	1,562,055	1,772,902

Income tax expense	190,000	99,000	313,000	395,000

Net income	$747,897	$367,942	$1,249,055	$1,377,902

Net income per share:
Basic	$0.05	$0.02	$0.09	$0.10
Diluted	$0.05	$0.02	$0.09	$0.10

Weighted average shares outstanding:
Basic	13,521,172	13,422,222	13,516,608	13,411,183
Diluted	13,521,172	13,450,212	13,571,674	13,425,178

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS

	(Unaudited)
	March 31,	September 30,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$8,575,556	$10,081,721
Short-term investments	14,708,841	13,524,270
Accounts receivable, net	8,069,531	9,118,639
Inventories, net	11,688,103	9,012,980
Other current assets	687,881	769,161
Total current assets	43,729,912	42,506,771

Property, plant and equipment, net	5,563,814	5,413,241

Other Assets
Long-term investments	25,130,000	23,902,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	4,968,938	5,147,135
Right of use lease asset	2,911,577	-
Other	194,174	210,905
Total other assets	37,913,200	33,968,551
Total Assets	$87,206,926	$81,888,563

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of lease liability	$714,008	$-
Accounts payable	3,873,534	3,173,599
Accrued compensation	3,472,731	3,224,860
Accrued expenses	327,363	208,603
Total current liabilities	8,387,636	6,607,062

Other Liabilities
Long-term portion of lease liability	2,468,858	-
Deferred taxes	101,690	101,690
Deferred rent	-	246,424
Total other liabilities	2,570,548	348,114
Total Liabilities	10,958,184	6,955,176

Shareholders’ Equity
Common stock	136,276	136,418
Additional paid-in capital	57,042,604	56,976,162
Retained earnings	19,069,862	17,820,807
Total Shareholders’ Equity	76,248,742	74,933,387
Total Liabilities and Shareholders’ Equity	$87,206,926	$81,888,563

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Six Months Ended	Six Months Ended
	March 31,	March 31,
	2020	2019
Cash flows from operating activities
Net income	$1,249,055	$1,377,902
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	1,210,961	1,064,024
Change in allowance for doubtful accounts	-	210,000
Amortization of discount on investments	(55,641)	(15,855)
Stock-based compensation expense	328,523	1,102,190
Changes in operating assets and liabilities
Accounts receivable, net	1,049,108	3,623,266
Inventories, net	(2,675,123)	1,776,613
Other assets	98,010	(486,554)
Accounts payable, accrued expenses and
deferred rent	1,091,431	(179,024)
Net cash provided by operating activities	2,296,324	8,472,562

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(1,183,336)	(551,607)
Purchase of investments	(19,076,930)	(12,274,393)
Proceeds from maturities of investments	16,720,000	3,572,000
Net cash used in investing activities	(3,540,266)	(9,254,000)

Cash flows from financing activities
Proceeds from issuance of common stock under	169,652	145,940
employee stock purchase plan
Proceeds from issuance of common stock	2,582	24
upon exercise of stock options
Tax withholding related to vesting of restricted stock
grants and exercise of stock options	(5,803)	(6,676)
Repurchase of common stock	(428,654)	-
Net cash (used in) provided by financing activities	(262,223)	139,288
Decrease in cash and cash equivalents	(1,506,165)	(642,150)
Cash and cash equivalents, beginning of period	10,081,721	8,547,777
Cash and cash equivalents, end of period	$8,575,556	$7,905,627

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$355,657	$1,051,716

Non-cash financing activities
Cashless exercise of stock options	$7,737	$17,390